Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223706

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated April 8, 2019 to the current variable life and annuity prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Multimanager Mid Cap Value Portfolio (“Portfolio”). Please note the following changes described below.

Sub Adviser Change to the Multimanager Mid Cap Value Portfolio

On April 8, 2019, American Century Investment Management, Inc. will replace as the sub adviser for the management of Lord, Abbett & Co. LLC’s allocated portion of the Portfolio. Accordingly, all references to Lord, Abbett & Co. LLC in your prospectus as a sub adviser to the Portfolio are hereby deleted in their entirety and replaced with American Century Investment Management, Inc.

AXA Equitable Funds Management Group, LLC will continue to be the Investment Adviser of the Portfolio. Also, please see the “Portfolios of the Trusts” in your Prospectus for more information.

Distributed by affiliate AXA Advisors, LLC and/or for certain contracts co-distributed by affiliate AXA Distributors, LLC

Copyright 2019 AXA Equitable Life Insurance.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

MONY Life Insurance Company of America

Administrative Office: 525 Washington Blvd.

Jersey City, NJ 07310

212-554-1234

IM-17-19 (4.19)	Catalog no. 159985 (4.19)
Global Annuities/Life - New Biz	#728297